Exhibit 99.1

Pivotal Investment Corp. III to Appeal Delisting Determination by NYSE

Stock and Units To Now Trade During Appeal Period on OTC as “PICC” and “PICCU”

New York, New York, March 01, 2023 (GLOBE NEWSWIRE) -- Pivotal Investment Corporation III (“Pivotal” or the “Company”), a special purpose acquisition company, today announced that it intends to appeal a decision by the staff of NYSE Regulation received on February 28, 2023 to commence proceedings to delist the Company’s Class A Common Stock (NYSE: PICC) and the Company’s units, comprised of shares of the Company’s Class A Common Stock and one-fifth of one warrant, each whole warrant to purchase a share of Class A Common Stock (NYSE: PICC.U), from the NYSE.

Trading in these securities was suspended on the NYSE after the market close on February 28, 2023. Effective as of March 1, 2023, the Class A Common Stock and units may be quoted and traded in the over-the-counter (“OTC”) market under the ticker symbols “PICC” and “PICCU,” respectively.

The Company plans to appeal the decision by the staff of NYSE Regulation to a Committee of the Board of Directors of the NYSE, in accordance with Section 804.00 of the NYSE’s Listed Company Manual. NYSE Regulation reached its decision to delist these securities pursuant to Section 802.01B of the NYSE’s Listed Company Manual because the Company had fallen below the NYSE’s continued listing standard requiring listed acquisition companies to maintain an average aggregate global market capitalization attributable to its publicly held shares over a consecutive 30 trading day period of at least $40,000,000.

About Pivotal

Pivotal Investment Corp. III is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. While the Company may pursue an initial business combination target in any industry or geographic location, it has focused its search on companies in North America in industries ripe for disruption from continuously evolving digital technology and the resulting shift in distribution patterns and consumer purchase behavior. The Company is led by Jonathan Ledecky, Chairman of the Board, and Kevin Griffin, Chief Executive Officer and President.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Company’s filings with the SEC. Copies of filings by the Company are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Greg Racz
Chief Operating Officer
GRacz@mgginv.com